Michael Shirer
                                       IDC
                                 5 Speen Street
                              Framingham, MA 01701

Thomas M. Farrell
Hecht & Associates, P.C.
11 East 26th Street, Suite 1901
New York, NY 10010-1402

Dear Mr. Farrell,

After reviewing your request, IDC grants permission to Lorcom Technologies to use the following information in an SEC filing:

      "According to a study released in September 2004 by IDC, an intelligence and advisory firm in the IT and telecommunications industries, U.S. business use of hosted IP voice services will grow at a compound annual growth rate of 282% from 2003 to 2008."

            Source; U.S. Hosted IP Voice Services 2004-2008 Forecast: VoIP Invades the Enterprise, Sep 2004, IDC Doc #31825

      "In a press release dated June 28, 2004, IDC, an intelligence and advisory firm in the IT and telecommunications industries, stated that the Central and Eastern European broadband market more than doubled last year and is expected to grow by more than 75% this year."

            Source: Central and Eastern Europe Broadband Access Services 2004-2008 Forecast June 2004. IDC #ET01L

Let me know if you need any additional information regarding these two statements.

Regards,


Michael Shirer
Corporate Communications Manager
IDC